                                                                    EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in Registration Statements (Forms S-8 Numbers 333-86155, 333-86159 and 333-45288) pertaining to the LJL BioSystems, Inc. 1994 Equity Incentive Plan, the LJL BioSystems, Inc. 1997 Stock Plan, the LJL BioSystems, Inc. 1998 Directors' Stock Option Plan, the 1995 Stock Option Plan, the 1995 Non-Employee Directors' Stock Option Plan, and the 1995 Employee Stock Purchase Plan of Molecular Devices Corporation of our report dated January 23, 2001, with respect to the consolidated financial statements and schedule of Molecular Devices Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2000.




                                     /s/ Ernst & Young LLP


Palo Alto, California
March 27, 2001